UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5,  2017

Multi Packaging Solutions International Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-37598	98-1249740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
(Address of principal executive offices)

(441) 295-5950

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On April 5,  2017, Multi Packaging Solutions International Limited  (the “Company”) held a special general meeting of shareholders to consider and vote on the proposals set forth in the definitive proxy statement filed by the Company on March 3,  2017. The following is a summary of the matters voted on by the Company’s shareholders at the special general meeting:

(1)Agreement and Plan of Merger: The shareholders voted to approve and adopt the Agreement and Plan of Merger, dated January 23, 2017,  as it may be amended from time to time, by and among the Company, WestRock Company, a Delaware corporation (“WestRock”),  and WRK Merger Sub Limited, a Bermuda exempted company and wholly-owned subsidiary of WestRock (“Merger Sub”), the statutory merger agreement required in accordance with Section 105 of the Companies Act 1981 of Bermuda, as amended, and the merger of Merger Sub with and into the Company (the “Merger”).

The number of shares cast in favor and against the proposal and the number of abstentions and broker non-votes were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
70,926,741	18,550	35,572	0

 (2)Advisory Vote on Executive Compensation: The shareholders voted to approve on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger.

The number of shares cast in favor and against the proposal and the number of abstentions and broker non-votes were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
61,633,155	9,312,657	35,051	0

In connection with the special general meeting, the Company also solicited proxies with respect to the adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event there were insufficient votes from the Company’s shareholders to approve Proposal 1.  As there were sufficient votes from the Company’s shareholders to approve Proposal 1, adjournment of the special general meeting to solicit additional proxies was unnecessary and such proposal was not submitted to the Company’s shareholders for approval at the special general meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

	By	/s/ Ross Weiner
Date: April 5, 2017		Ross Weiner
Vice President and Chief Financial Officer